Filed pursuant to Rule 433
dated May 7, 2013
Relating to
Preliminary Pricing Supplement dated May 7, 2013 to
Prospectus Supplement dated May 7, 2013 and
Prospectus dated November 23, 2011
Registration Statement No. 333-178133

Pricing Term Sheet for 2.375% Secured Medium-Term Notes, Series I due 2023

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Secured Medium-Term Notes, Series I

Issuer: Public Service Electric and Gas Company

Trade Date: May 7, 2013

Original Issue Date/Settlement Date: May 10, 2013, which is the third business day following the Trade Date.

Principal Amount: $500,000,000

Price to Public: 99.681% of Principal Amount, plus accrued interest, if any, from May 10, 2013 if settlement occurs after that date

Interest Rate: 2.375% per annum

Interest Payment Dates: May 15 and November 15, commencing November 15, 2013

Redemption: As specified in Preliminary Pricing Supplement dated May 7, 2013. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 10 basis points (0.10%).

Maturity Date: May 15, 2023

CUSIP: 74456QBC9

Joint Book-Running Managers:
BNP Paribas Securities Corp. ($100,000,000)
Mitsubishi UFJ Securities (USA), Inc. ($100,000,000)
Mizuho Securities USA Inc. ($100,000,000)
Scotia Capital (USA) Inc. ($100,000,000)

Co-Managers:
CIBC World Markets Corp. ($42,500,000)
Credit Agricole Securities (USA) Inc. ($42,500,000)
Loop Capital Markets LLC ($15,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling BNP Paribas Securities Corp toll free at 1-800-854-5674, Mitsubishi UFJ Securities (USA), Inc. toll free at 1-877-649-6848, Mizuho Securities USA Inc. toll free at 1-866-271-7403 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.